Exhibit 10.28

September 5, 2007

Suresh Batchu

Dear Suresh:

On behalf of the Board of Directors of Mobile Iron, Inc., (the “Company”), I am pleased to extend an offer of employment to you as Vice President of Engineering reporting to the Company’s CEO.  Your primary duties will be to manage and provide leadership to the engineering organization of the Company, including but not limited to responsibilities such as assisting in developing a strategic business plan; developing and providing direction to the engineering team along with establishing inter-functional processes; establishing a Company “culture”; engineering resource planning, budgeting; developing hiring plans, establishing the development engineering environment, recruiting managerial staff and engineers,  developing and managing technology partnerships; and securing capital financing.

1)	Compensation.
a)

Base Wage.  In this position you will earn a starting salary of $12,500 per month, which is equivalent to $150,000 on an annualized basis, subject to applicable tax withholding.  After the Company closes a Series A Preferred Stock financing of $6 to $8m (the “Financing”), your cash compensation will be increased from $150K per year to $170K per year.  Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy.

b)

Incentive Bonus.  In addition, you may be eligible for an incentive bonus for each fiscal year after the Financing.   The bonus will be awarded based on criteria established by the CEO and the Company’s Board of Directors.  The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

2)

Employee Benefits.    The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, subject to any eligibility requirements imposed by such plans.

3)	Restricted Stock.
a)

You will be granted the right to purchase 500,000 shares (the “Shares”) of Common Stock of the Company at a purchase price equal to $.001 per share (the “Purchase Price”) pursuant to the terms of a restricted stock purchase agreement (the “Stock Purchase Agreement”) to be entered into between the Company and you.  The Company anticipates that the Shares should comprise 3% of the Company after completion of the $6 to $8m Financing.

b)

Initially, 100% of the Shares will be subject to the Company's right to repurchase the Shares at the Purchase Price upon your termination of employment for any reason.  A portion of the Shares will be released from the Company's repurchase option based upon your continued employment with the Company as follows:  3/48th of the Shares will be released on the  three month anniversary of your Start Date (as defined below) and 1/48th of the Shares will be released at the end of each one-month period thereafter, subject to your continued employment with the Company.  In addition, the Company will have a right of first refusal with respect to your resale of any Shares.  The price at which the Company may exercise its right of first refusal will be equal to the price most recently set by the Board of Directors as the fair market value of the Company's Common Stock.  The right of first refusal will terminate upon the closing of an initial public offering of the Company's Common Stock in which all outstanding shares of Preferred Stock are converted to Common Stock.

4)	Pre-employment Conditions.
a)

Confidentiality Agreement.  Your acceptance of this offer and commencement of employment with the Company are contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b)

Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

i)

Verification of Information.  This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You have a right to review copies of any public records obtained by the Company in conducting this verification process unless you check the box below.

5)

No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6)

General Obligations.  As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all.  Please note that the Company is an equal opportunity employer.  The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.  Any questions regarding this EEO statement should be directed to Human Resources.

7)	Severance.
a)

General Terms.  In no way limiting the Company’s policy of employment at-will (as described below), if your employment is terminated by the Company without Cause (as defined below), and other than as a result of your death or disability, the Company will offer certain severance benefits to you as described below.  As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

i)If your employment is terminated by the Company other than for Cause (as defined below), as a severance benefit, you will be entitled to continuation of your base salary for a period of one (1) month, less all applicable deductions and withholdings.

ii)Notwithstanding the provisions of the immediately preceding paragraph and paragraph 3 above, in the event of a Change of Control (as defined below) and if, within twelve (12) months following such a Change of Control (a) there is a Constructive Termination (as defined below) or (b) your employment is terminated other than for Cause (as defined below), you will also be entitled to the vesting of fifty percent (50%) of the Shares to be accelerated as of the date of termination or Constructive Termination.

iii)As further consideration, if you elect continued group medical insurance coverage pursuant to COBRA or Cal-COBRA (as applicable) in connection with a Constructive Termination as described in clause (ii) above or a termination other than for Cause, the Company will reimburse you for the applicable premiums for you and your eligible dependents for the first one (1) month of such coverage.

8)	At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except as set forth above.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, this policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by you and another officer of the Company specifically authorized by the Board of Directors to make such change.

9)	Definitions.

a)Cause.  For the purposes of this letter, “Cause” shall mean:

i)    your repeated failure to perform one or more of your essential duties and responsibilities to the Company;

ii)   gross dereliction of your duties which continues after written notice from the Company’s CEO or Board of Directors, specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause;

iii)  your material violation of any Company policy;

iv)   your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

v)   your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company;

vi)  your willful breach of any of your obligations under any written agreement or covenant with eh Company, or your conviction of a felony; or

vii)  a shutdown of the Company.

b)Constructive Terminationshall be deemed to have occurred if you resign within 30 days after the occurrence of one of the following events without your consent: (a) there is a material diminution in your duties and responsibilities (other than a change of title), (b) your office is relocated more than fifty (50) miles from your office location at the time of the Change of Control, or (c) there is a material reduction in your salary or benefits.

c)Change of Control means the occurrence of any of the following events:

i)    The closing of a sale of all or substantially all of the assets of the Company; or

ii)   The closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iii) Completion of a tender or exchange offer or other transaction or series of transactions resulting in less than a majority of the outstanding voting shares of the surviving corporation being held, immediately after such transaction or series of transactions, by the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of transactions.

We are delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before September 5, 2007.  The Company requests that you begin work in this new position on or before September 24, 2007.  Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below.  This letter, together with the Confidentiality Agreement, sets forth the entire agreement regarding your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter will be governed by the laws of California, without regard to its conflict of laws provisions.  This letter may not be modified or amended except by a written agreement, signed by you and an officer of the Company: provided, however, that the Company reserves the right to modify unilaterally your job title, duties or reporting relationships, subject to the provisions of Section 7(a)(ii).

Very truly yours,
Mobile Iron, Inc.

/s/ Ajay Mishra
Title: For and On Behalf of the Board of Directors

ACCEPTED AND AGREED:

By: /s/ Suresh Batchu
Suresh Batch
9/6/07
Date

___      I hereby waive my right to receive any public records as described above.

Anticipated Start Date: 9/24/07

Attachment A:  Confidential Information and Invention Assignment Agreement

Attachment A

Confidential Information and Invention Assignment Agreement